UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2011

BankAtlantic Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Florida	001-13133	65-0507804
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 West Cypress Creek Road, Ft. Lauderdale, Florida		33309
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 954-940-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 28, 2011, BankAtlantic, the wholly owned savings bank subsidiary of BankAtlantic Bancorp, Inc., entered into an agreement for the sale of its Tampa – St. Petersburg franchise to PNC Bank, N.A., part of The PNC Financial Services Group Inc. BankAtlantic had previously announced on August 4, 2010 that it intended to concentrate its efforts in South Florida, its core market, and was beginning to seek buyers for its Tampa operations.

Under the agreement, BankAtlantic agreed to sell its 19 branches and 2 related facilities in the Tampa – St. Petersburg area and the associated deposits (approximately $350 million), to PNC. PNC has agreed to pay i) a 10% premium for the deposits assumed by PNC in the transaction plus ii) the net book value of the acquired real estate and fixed assets associated with the branches and facilities. PNC has agreed to offer employment to BankAtlantic’s employees at the purchased branches and facilities, subject to PNC’s employee screening requirements. No loans are being acquired in connection with the transaction. The transaction is anticipated to close during June 2011 and is subject to regulatory approvals and other customary terms and conditions.

Upon consummation of the transaction, BankAtlantic will have 79 branches in Southeast Florida.

The foregoing summary of the transaction is qualified in its entirety by reference to the purchase and assumption agreement for the transaction, a copy of which is filed herewith as Exhibit 99.2 and is incorporated in this Item 1.01 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated January 31, 2011.

99.2	Purchase and Assumption Agreement, dated as of January 28, 2011, by and among BankAtlantic, PNC Bank, National Association and BankAtlantic Bancorp, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 31, 2011	BANKATLANTIC BANCORP, INC.

	By:	/s/ Valerie C. Toalson
Valerie C. Toalson,
Executive Vice President - Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release dated January 31, 2011.

99.2	Purchase and Assumption Agreement, dated as of January 28, 2011, by and among BankAtlantic, PNC Bank, National Association and BankAtlantic Bancorp, Inc.